Exhibit 99(k)(3)

NSAM B-CEF Ltd

11 Waterloo Lane

Pembroke HM 08

Bermuda

February __, 2016

NORTHSTAR CORPORATE INCOME FUND

399 Park Avenue, 18th Floor

New York, New York 10022

Re:	Agreement to Limit Reimbursements to Adviser

Dear Ladies and Gentlemen:

This letter is being delivered to you with respect to the Investment Advisory Agreement (the “Advisory Agreement”) to which NorthStar Corporate Income Fund (the “Fund”) and NSAM B-CEF LTD (the “Adviser”) are parties. Pursuant to section 2 of the Advisory Agreement, the Adviser is entitled to receive reimbursement from the Fund of organization and offering expenses it has paid on behalf of the Fund until all of the organization and offering expenses incurred and/or paid by the Adviser have been recovered. Pursuant to this letter, the Adviser hereby agrees to accept henceforth a maximum incurred by the Fund to 1.0% of the aggregate proceeds raised in this offering, after the payment of selling commissions and dealer manager fees, until all of the organization and offering expenses incurred and/or paid by the Adviser have been recovered. In addition, the Fund will indirectly bear its pro rata portion of organization and offering costs incurred by the Master Fund based on its ownership of Master Fund shares; however, it is expected that organization and offering costs at the Master Fund level will be de minimis.

This letter shall be binding on the undersigned and its successors and assigns.

This letter shall be governed by and interpreted and construed in accordance with the governing law provisions set forth in Section 19 of the Advisory Agreement.

No term or provision of this letter may be amended, changed, waived, altered or modified except by written instrument executed and delivered by the party against whom such amendment, change, waiver, alteration or modification is to be enforced.

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NorthStar Corporate Income Fund

February __, 2016

Very truly yours,

NSAM B-CEF LTD

By:
Name:
Title:

Acknowledged and accepted as of the date hereof:

NORTHSTAR CORPORATE INCOME FUND

By:
Name:
Title: